GUESS?, INC.	NEWS RELEASE

GUESS?, INC. REPORTS Q3 FISCAL 2009 REVENUE GROWTH OF 13% TO A RECORD OF $528 MILLION

REPORTS Q3 EPS GROWTH OF 11% TO A RECORD OF $0.69

UPDATES FISCAL 2009 EPS GUIDANCE TO A RANGE OF $2.27 TO $2.32

Third Quarter Highlights

- Global revenues increased 13% to a record of $528 million

- European revenues up 17%

- North American retail revenues up 12%; comp sales down 0.8%

- Licensing revenues up 25%

- Net earnings increased 10% to a record of $64 million

LOS ANGELES, December 4, 2008 - Guess?, Inc. (NYSE: GES) today reported financial results for the third quarter of its 2009 fiscal year, which ended November 1, 2008.

Third Quarter Fiscal 2009 Results

For the third quarter of fiscal 2009, the Company reported record net earnings of $64.0 million, an increase of 9.9% compared to net earnings of $58.3 million for the quarter ended November 3, 2007. Diluted earnings per share increased 11.3% to $0.69 in the current quarter versus $0.62 in the prior year quarter.

Paul Marciano, Chief Executive Officer, commented, “We are pleased with our third quarter financial performance considering the dramatic downturn in the global economy. Our performance, once again, demonstrated the power of our global business model, as each of our business segments contributed to our 13% revenue growth. Our North American business was strong at the beginning of the quarter, though business softened toward the end of the period. Internationally, we continued our expansion with solid revenue increases in growing markets like Europe and China and our licensing business extended its recent trend of double digit revenue growth. We controlled our inventories and managed expenses effectively and achieved a 10% increase in earnings - representing our 21st consecutive quarter of earnings growth.”

Mr. Marciano continued, “We remain committed more than ever to our long term strategies for growth and profitability. We do expect that the current market changes in the global economy will continue for some time. We will run our business proactively to adapt to the existing economic climate, managing our expenses and inventories tightly and deploying our capital carefully. We have a strong global brand, an outstanding product assortment, a solid capital structure and a superior management team. These position us well to manage through these challenging times effectively and emerge from this environment even stronger.”

Total net revenue for the third quarter of fiscal 2009 increased 12.5% to $527.9 million from $469.1 million in the prior-year quarter. The Company’s retail stores in North America generated revenues of $235.1 million in the third quarter of fiscal 2009, an 11.7% increase from $210.4 million in the same period a year ago. Comparable store sales decreased 0.8% for the third quarter of fiscal 2009, compared to the same period a year ago. The Company operated 422 retail stores in the U.S. and Canada at the end of the third quarter of fiscal 2009 versus 365 stores a year earlier.

Net revenue from the Company’s wholesale segment, which includes the Company’s Asian operations, increased 2.4% to $78.8 million in the third quarter of fiscal 2009, from $76.9 million in the prior-year period.

Net revenue from the Company’s European segment increased 16.8% to $186.2 million in the third quarter of fiscal 2009, compared to $159.4 million in the prior-year period.

Licensing segment net revenue increased 24.7% to $27.9 million in the third quarter of fiscal 2009, from $22.4 million in the prior-year period.

Operating earnings for the third quarter of fiscal 2009 increased 3.9% to $99.4 million (including a $1.5 million favorable currency translation impact) from $95.6 million in the prior-year period. Operating margin in the third quarter decreased 160 basis points to 18.8%, compared to the prior year’s quarter. This margin decline resulted from lower gross margins in North America, the impact of negative same store sales growth on North American retail operating expenses and higher expenses in Europe due to infrastructure investments and to support new businesses. These were partially offset by higher European product margins, a higher mix of European and licensing businesses and lower corporate overhead expenses.

The Company’s effective tax rate for the third quarter of fiscal 2009 was 33.1%, down from 38.8% for the third quarter of the prior year.

Nine-Month Period Results

For the nine months ended November 1, 2008, the Company reported net earnings of $165.7 million, an increase of 26.2% compared to net earnings of $131.3 million for the nine months ended November 3, 2007.  Diluted earnings per share increased 26.4% to $1.77 per share in the first nine months of the current 2009 fiscal year versus $1.40 per share in the comparable nine-month period last year.

Total net revenue for the first nine months of fiscal 2009 increased 24.0% to $1,532.3 million from $1,235.3 million in the prior-year period.  The Company’s retail stores in North America generated revenue of $689.4 million in the first nine months of fiscal 2009, a 16.5% increase from $591.5 million in the same period a year ago.  Comparable store sales increased 4.6% for the nine months ended November 1, 2008, compared to the nine months ended November 3, 2007.  Net revenue from the Company’s wholesale segment, which includes the Company’s Asian operations, increased 17.0% to $226.3 million in the first nine months of fiscal 2009, from $193.4 million in the prior-year period.  Net revenue from the Company’s European segment increased 39.6% to $539.1 million in the first nine months of fiscal 2009, compared to $386.2 million in the prior-year period.  Licensing segment net revenue increased 20.8% to $77.6 million in the first nine months of fiscal 2009, from $64.3 million in the prior-year period.

Operating earnings for the first nine months of fiscal 2009 increased 22.2% to $260.3 million (including a $12.8 million favorable currency translation benefit) from $212.9 million in the prior-year period.  Operating margin in the first nine months of fiscal 2009 remained essentially flat at 17.0% when compared to the prior-year period.

Outlook

The Company provided the following expectations for its fourth quarter ending January 31, 2009:

-	Consolidated net revenues are expected to range from $500 million to $540 million.
-	Operating margin is expected to be about 14%.
-	Diluted earnings per share are expected to be in the range of $0.50 to $0.55.

The Company updated its outlook for the fiscal year ending January 31, 2009, which is now as follows:

-	Consolidated net revenues are expected to range from $2.03 billion to $2.07 billion.
-	Operating margin is expected to be about 16%.
-	Diluted earnings per share are expected to be in the range of $2.27 to $2.32.

Dividend

The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.10 per share on the Company’s common stock. This dividend will be payable on January 2, 2009 to shareholders of record at the close of business on December 17, 2008.

The Company will hold a conference call at 4:30 pm (ET) on December 4, 2008 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guessinc.com via the “Investor’s Info” link. The webcast will be archived on the website for 30 days.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. As of November 1, 2008, the Company operated 422 retail stores in the United States and Canada and 651 retail stores outside of North America, of which 84 were directly owned. The Company also distributes its products through better department and specialty stores around the world. For more information about the Company, please visit www.guessinc.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company’s future prospects and guidance for the fourth quarter and full year of fiscal 2009, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among other things, domestic and international economic conditions, including economic and other events leading to a reduction in consumer confidence and discretionary consumer spending; our ability to, among other things, anticipate consumer preferences, effectively operate our various retail concepts, effectively manage inventories and successfully execute our strategies, including our supply chain and international growth strategies; and risks associated with changes in economic, political, social and other conditions affecting our foreign operations, including currency fluctuations. In addition to these factors, the economic and other factors identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

Contact:	Guess?, Inc.
Investor Relations
(213) 765-5578

Source: Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three Months Ended				Nine Months Ended
	November 1,		November 3,		November 1,		November 3,
	2008		2007		2008		2007
	$	%	$	%	$	%	$	%

Net revenue
Product sales	$499,994	94.7%	$446,672	95.2%	$1,454,685	94.9%	$1,171,054	94.8%
Net royalties	27,934	5.3%	22,407	4.8%	77,635	5.1%	64,261	5.2%
	527,928	100.0%	469,079	100.0%	1,532,320	100.0%	1,235,315	100.0%

Cost of product sales	286,116	54.2%	250,598	53.4%	837,114	54.6%	676,069	54.7%

Gross profit	241,812	45.8%	218,481	46.6%	695,206	45.4%	559,246	45.3%

Selling, general and administrative expenses	142,432	27.0%	122,837	26.2%	434,891	28.4%	346,307	28.1%

Earnings from operations	99,380	18.8%	95,644	20.4%	260,315	17.0%	212,939	17.2%

Other (income) expense:
Interest expense	1,706	0.3%	888	0.2%	3,530	0.2%	2,199	0.2%
Interest income	(2,000)	(0.4%)	(1,636)	(0.4%)	(5,086)	(0.3%)	(5,384)	(0.5%)
Other, net	3,717	0.7%	(685)	(0.1%)	5,349	0.4%	(324)	---

Earnings before income taxes and minority interests	95,957	18.2%	97,077	20.7%	256,522	16.7%	216,448	17.5%

Income taxes	31,721	6.0%	37,648	8.1%	89,526	5.8%	84,047	6.8%
Minority interest	219	0.1%	1,155	0.2%	1,346	0.1%	1,118	0.1%

Net earnings	$64,017	12.1%	$58,274	12.4%	$165,650	10.8%	$131,283	10.6%

Net earnings per share:

Basic	$0.69		$0.63		$1.79		$1.42

Diluted	$0.69		$0.62		$1.77		$1.40

Weighted number of shares outstanding:

Basic	92,438		92,516		92,799		92,194

Diluted	93,309		93,760		93,743		93,515

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	November 1,	November 3,	%	November 1,	November 3,	%
	2008	2007	chg	2008	2007	chg

Net revenue:
Retail operations	$235,074	$210,407	12%	$689,371	$591,509	17%
Wholesale operations	78,760	76,901	2%	226,257	193,375	17%
European operations	186,160	159,363	17%	539,057	386,170	40%
Licensing operations	27,934	22,408	25%	77,635	64,261	21%
	$527,928	$469,079	13%	$1,532,320	$1,235,315	24%

Earnings (loss) from operations:
Retail operations	$27,378	$31,440	-13%	$80,358	$79,093	2%
Wholesale operations	13,839	17,261	-20%	37,184	38,155	-3%
European operations	49,541	45,856	8%	129,628	92,939	39%
Licensing operations	24,075	17,969	34%	66,852	54,433	23%
Corporate overhead	(15,453)	(16,882)	-8%	(53,707)	(51,681)	4%
	$99,380	$95,644	4%	$260,315	$212,939	22%

Operating margins:
Retail operations	11.6%	14.9%		11.7%	13.4%
Wholesale operations	17.6%	22.4%		16.4%	19.7%
European operations	26.6%	28.8%		24.0%	24.1%
Licensing operations	86.2%	80.2%		86.1%	84.7%
Total Company	18.8%	20.4%		17.0%	17.2%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	November 1,	February 2,	November 3,
	2008	2008	2007

ASSETS

Cash and cash equivalents	$236,601	$275,595	$191,878

Receivables, net	299,653	254,400	296,617

Inventories, net	252,973	232,159	222,956

Other current assets	67,856	52,585	46,141

Property and equipment, net	243,704	229,917	219,984

Other assets	145,893	141,572	144,586

Total Assets	$1,246,680	$1,186,228	$1,122,162

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of borrowings and capital lease obligations	$45,555	$35,254	$43,252

Other current liabilities	305,404	353,037	345,132

Borrowing and capital lease obligations	14,494	18,724	18,152

Other long-term liabilities	116,350	116,250	108,574

Minority interest	8,996	5,989	6,215

Stockholders' equity	755,881	656,974	600,837

Total Liabilities and Stockholders' Equity	$1,246,680	$1,186,228	$1,122,162

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Nine Months Ended
	November 1,	November 3,
	2008	2007

Net cash provided by operating activities	$93,447	$54,954

Net cash used in investing activities	(82,435)	(97,687)

Net cash (used in) provided by financing activities	(41,235)	22,240

Effect of exchange rates on cash	(8,771)	4,754

Net decrease in cash and cash equivalents	(38,994)	(15,739)

Cash and cash equivalents at the beginning of the year	275,595	207,617

Cash and cash equivalents at the end of the period	$236,601	$191,878

Supplemental information:

Depreciation and amortization	$45,015	$36,835

Rent	117,966	87,956

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Nine Months Ended
	November 1,	November 3,
	2008	2007

Number of stores at the beginning of the year	373	334

Store openings	50	39

Store closures	(1)	(8)

Number of stores at the end of the period	422	365

Total store square footage at the end of the period	1,944,000	1,719,000